Exhibit 99.1

NOBILITY HOMES, INC. ANNOUNCES SALES AND EARNINGS FOR ITS FIRST QUARTER 2022

Ocala, FL…March 11, 2022 - Today Nobility Homes, Inc. (OTCQX: NOBH) announced sales and earnings for its first quarter ended February 5, 2021. Sales for first quarter of 2022 increased 19% to $10.8 million compared to $9.1 million recorded in first quarter of 2021. Income from operations for first quarter of 2022 was $1.3 million versus $1.2 million in the same period a year ago. Net income after taxes was $1.2 million as compared to $1.1 million for the same period last year. Diluted earnings per share for first quarter of 2021 were $0.33 per share compared to $0.29 per share last year.

Nobility’s financial position during first quarter 2022 remains very strong with cash and cash equivalents and short term investments of $39.6 million and no outstanding debt. Working capital is $37.3 million and our ratio of current assets to current liabilities is 3.3:1. Stockholders’ equity is $50.5 million and the book value per share of common stock increased to $14.29 from $13.96.

The Board of Directors declared a one-time cash dividend of $1.00 per common share for fiscal year 2021. The cash dividend is payable on April 4, 2022 to stockholders of record as of March 21, 2022. Nobility Homes has distributed one-time cash dividends of $1.00 in fiscal years ending 2020, 2019 and 2018, respectively.

The Company has no defined dividend policy. The Board of Directors maintains the authority to declare distributions at their discretion. The Board performs a thorough and extensive evaluation of the Company’s balance sheet, cash flow, operating performance, and future earnings prospects when considering the declaration of any common dividend.

Terry Trexler, President, stated, “During first quarter of 2022, we continued to experience the negative impact of limitations being placed on certain key production materials from suppliers, the delay or lack of key components from vendors as well as back orders, delayed shipments, price increases and labor shortages. Production has incurred shortages in many building products, which has limited production and delayed the completion of the homes both at the manufacturing plant and the set up process in the field for the retail customer. In addition, we have continued to experience record inflation in most building products, resulting in increases to our material and labor costs and a corresponding decrease in gross profits. We expect that these challenges will continue for much of 2022 and potentially beyond until the industry supply chain normalizes. According to the Florida Manufactured Housing Association, shipments for the industry in Florida for the period from November 2021 through January 2022 were up approximately 24% from the same period last year.

Maintaining our strong financial position is vital for future growth and success. Because of very challenging business conditions during economic recessions in our market area, management will continue to evaluate all expenses and react in a manner consistent with maintaining our strong financial position, while exploring opportunities to expand our distribution and manufacturing operations.

Our many years of experience in the Florida market, combined with home buyers’ increased need for more affordable housing, should serve the Company well in the coming years. Management remains convinced that our specific geographic market is one of the best long-term growth areas in the country.”

On June 5, 2021 the Company celebrated its 54th anniversary in business specializing in the design and production of quality, affordable manufactured and modular homes. With multiple retail sales centers in Florida for over 31 years and an insurance agency subsidiary, we are the only vertically integrated manufactured home company headquartered in Florida.

MANAGEMENT WILL NOT HOLD A CONFERENCE CALL. IF YOU HAVE ANY QUESTIONS, PLEASE CALL TERRY OR TOM TREXLER @ 800-476-6624 EXT 121 OR TERRY@NOBILITYHOMES.COM OR TOM@NOBILITYHOMES.COM

Certain statements in this report are unaudited or forward-looking statements within the meaning of the federal securities laws. Although Nobility believes that the amounts and expectations reflected in such forward-looking statements are based on reasonable assumptions, there are risks and uncertainties that may cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, the potential adverse impact on our business caused by the COVID-19 pandemic or other health pandemic, competitive pricing pressures at both the wholesale and retail levels, inflation, increasing material costs (including forest based products) or availability of materials due to potential supply chain interruptions (such as current inflation with forest products and supply issues with vinyl siding and PVC piping), changes in market demand, changes in interest rates, availability of financing for retail and wholesale purchasers, consumer confidence, adverse weather conditions that reduce sales at retail centers, the risk of manufacturing plant shutdowns due to storms or other factors, the impact of marketing and cost-management programs, reliance on the Florida economy, impact of labor shortage, impact of materials shortage, increasing labor cost, cyclical nature of the manufactured housing industry, impact of rising fuel costs, catastrophic events impacting insurance costs, availability of insurance coverage for various risks to Nobility, market demographics, management’s ability to attract and retain executive officers and key personnel, increased global tensions, market disruptions resulting from terrorist or other attack, any armed conflict involving the United States and the impact of inflation.

NOBILITY HOMES, INC.

Condensed Consolidated Balance Sheets

	February 5,	November 6,
	2022	2021
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$38,932,257	$36,126,059
Certificates of deposit	—	2,093,015
Short-term investments	617,835	621,928
Accounts receivable - trade	493,504	680,228
Note receivable	23,905	32,825
Mortgage notes receivable	23,291	22,589
Inventories	10,902,578	10,394,288
Pre-owned homes, net	982,496	542,081
Prepaid expenses and other current assets	1,618,570	1,821,267

Total current assets	53,594,436	52,334,280
Property, plant and equipment, net	6,923,336	6,847,780
Pre-owned homes, net	—	755,394
Note receivable, less current portion	33,372	38,895
Mortgage notes receivable, less current portion	221,130	222,459
Mobile home park note receivable	136,509	72,731
Other investments	1,800,993	1,788,436
Operating lease right of use assets	—	1,597
Cash surrender value of life insurance	4,009,698	3,966,939
Other assets	156,287	156,287

Total assets	$66,875,761	$66,184,798

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,014,041	$939,964
Accrued compensation	592,998	555,222
Accrued expenses and other current liabilities	1,419,884	1,513,967
Income taxes payable	458,479	89,083
Operating lease obligation	—	1,597
Customer deposits	12,793,296	13,671,092

Total current liabilities	16,278,698	16,770,925
Deferred income taxes	99,568	99,568

Total liabilities	16,378,266	16,870,493

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.10 par value, 500,000 shares authorized; none issued and outstanding	—	—
Common stock, $.10 par value, 10,000,000 shares authorized; 5,364,907 shares issued; 3,532,976 and 3,532,100 outstanding, respectively	536,491	536,491
Additional paid in capital	10,782,019	10,766,253
Retained earnings	60,899,793	59,742,759
Less treasury stock at cost, 1,831,931 shares in 2022 and 1,832,807 shares in 2021	(21,720,808)	(21,731,198)

Total stockholders’ equity	50,497,495	49,314,305

Total liabilities and stockholders’ equity	$66,875,761	$66,184,798

NOBILITY HOMES, INC.

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended
	February 5,	January 30,
	2022	2021
Net sales	$10,808,270	$9,071,511
Cost of sales	(8,167,379)	(6,574,064)

Gross profit	2,640,891	2,497,447
Selling, general and administrative expenses	(1,329,206)	(1,273,381)

Operating income	1,311,685	1,224,066

Other income (loss):
Interest income	74,680	30,656
Undistributed earnings in joint venture - Majestic 21	12,557	13,708
Proceeds received under escrow arrangement	118,045	45,868
(Decrease) increase in fair value of equity investment	(4,093)	79,956
Miscellaneous	13,556	7,320

Total other income	214,745	177,508

Income before provision for income taxes	1,526,430	1,401,574

Income tax expense	(369,396)	(335,809)

Net income	1,157,034	1,065,765

Weighted average number of shares outstanding:
Basic	3,532,803	3,631,924
Diluted	3,544,467	3,633,493

Net income per share:
Basic	$0.33	$0.29
Diluted	$0.33	$0.29